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                                                                    Exhibit 3.11


                        BROOKFIELD PROPERTIES CORPORATION

                             MATERIAL CHANGE REPORT

                  Section 75(2) of the SECURITIES ACT (Ontario)
           Section 85(1)(b) of the SECURITIES ACT (British Columbia)
               Section 146(1)(b) of the SECURITIES ACT (Alberta)
          Section 84(1)(b) of THE SECURITIES ACT, 1988 (Saskatchewan)
               Section 81(2) of the SECURITIES ACT (Nova Scotia)
               Section 76(2) of the SECURITIES ACT (Newfoundland)


1.  REPORTING ISSUER

    Brookfield Properties Corporation
    BCE Place
    181 Bay Street, Suite 4440
    Box 770
    Toronto, Ontario
    M5J 2T3

2.  DATE OF MATERIAL CHANGE

    October 29, 2002

3.  PRESS RELEASE

    A press release was distributed in Canada and the United States via news wires on October 29, 2002.

4.  SUMMARY OF MATERIAL CHANGE

    Brookfield Properties Corporation ("Brookfield Properties") announced on October 29, 2002 that it intends to distribute its US residential home building business to its common shareholders, subject to regulatory approval. In preparation for this, the US home building business is being reorganized under Brookfield Homes Corporation ("Brookfield Homes").

    The transaction is intended to allow Brookfield Properties to focus on its core business of acquiring and operating premier office properties in select North American city centers, and to maximize the value of Brookfield Properties' US residential home building operations for shareholders.

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5.  FULL DESCRIPTION OF MATERIAL CHANGE

    Brookfield Properties announced on October 29, 2002 that it intends to distribute its US residential home building business to its common shareholders, subject to regulatory approval. In preparation for this, the US home building business is being reorganized under Brookfield Homes.

    The transaction is intended to allow Brookfield Properties to focus on its core business of acquiring and operating premier office properties in select North American city centers, and to maximize the value of Brookfield Properties' US residential home building operations for shareholders.

    Brookfield Properties shareholders of record on December 20, 2002 will receive a special distribution equivalent to one fifth of a Brookfield Homes share for each Brookfield Properties share that they own. This distribution will be made on December 31, 2002. The value of the special distribution, based on a book value of Brookfield Homes at US$322 million of equity, will be US$2.00 per Brookfield Properties share. Brookfield Properties will convene a special meeting of shareholders on December 16, 2002 to approve a reduction in the stated capital of the corporation's common shares in order to minimize the tax impact on the distribution to shareholders.

    Brookfield Homes will apply for a listing of its common shares on the NYSE. Brookfield Properties' largest shareholder, Brascan Corporation, has indicated that it will continue to hold its approximate 50% interest in Brookfield Homes upon it becoming a public company, and that Brascan may increase its interest in the future.

    The board of directors of Brookfield Properties may terminate the distribution in the event that the board determines that it is no longer in the best interest of the shareholders of Brookfield Properties.

    The financial impact of the distribution, on a pro-forma basis as of September 30, 2002, would be to reduce total assets by US$768 million, total liabilities by US$446 million and common shareholders' equity by US$322 million. Management's expectation is that the funds from operations from Brookfield Properties and Brookfield Homes on a combined basis will not be directly affected by the distribution.

    Following completion of the distribution, Brookfield Properties and Brookfield Homes will be separate entities with commercial relationships limited to: an unsecured promissory note in favour of one or more subsidiaries of Brookfield Properties of approximately US$141 million bearing interest at a rate of 10% per annum and maturing in December 2005; a license in favour of Brookfield Homes to use the "Brookfield" name; and some interim arrangements to allow for an orderly division of the operations, which management believes are not material to Brookfield Properties.

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6.  RELIANCE ON CONFIDENTIALITY PROVISIONS OF SECURITIES LEGISLATION

    Not applicable.

7.  OMITTED INFORMATION

    No significant facts remain confidential in, and no information has been omitted from, this report.

8.  SENIOR OFFICERS

    For further information please contact Steven Douglas, Executive Vice President and Chief Financial Officer at (416) 359-8646.

9.  STATEMENT OF SENIOR OFFICER

    The foregoing accurately discloses the material change referred to herein.


DATED at Toronto, Ontario, this 7th day of November, 2002.


                             BROOKFIELD PROPERTIES CORPORATION




                             By:    /s/ STEVEN J. DOUGLAS
                                 ------------------------------------------
                                 Name:  Steven J. Douglas
                                 Title: Executive Vice-President and
                                        Chief Financial Officer